Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Ralcorp and AIPC and has been prepared to reflect the acquisition of AIPC based on the purchase method of accounting. The unaudited pro forma condensed combined balance sheet as of March 31, 2010 is presented as if the Merger and related Transactions had occurred on that date. The unaudited pro forma condensed combined statements of earnings for the year ended September 30, 2009 and for the six months ended March 31, 2010 are presented as if the Merger and related Transactions had occurred on October 1, 2008. The historical consolidated financial information has been adjusted to give pro forma effect to proposed events that are directly attributable to the Transactions and factually supportable. Certain amounts in the historical consolidated AIPC financial information have been reclassified to conform to Ralcorp’s financial statement presentation.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Ralcorp’s historical audited financial statements in its Current Report on Form 8-K filed April 5, 2010 and the unaudited interim financial information in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and in conjunction with AIPC’s historical audited financial statements included in AIPC’s annual report on Form 10-K for the fiscal year ended October 2, 2009, and its unaudited interim financial information included in its quarterly report on Form 10-Q for the quarter ended April 2, 2010, as filed with the SEC.

For purposes of this unaudited pro forma condensed combined financial information, Ralcorp has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various estimates of their fair value. The purchase consideration, including certain acquisition and closing costs, will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. This allocation is dependent upon certain valuations and other analyses which cannot be completed prior to the completion of the transaction and are required to make a definitive allocation. The final allocations may differ materially from the preliminary allocations used in these unaudited pro forma condensed combined financial statements and such differences may result in material changes in the pro forma information contained herein.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position at any future date or consolidated results of operations in future periods or the results that actually would have been realized had Ralcorp and AIPC been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available as of the date of this prospectus.

Based on Ralcorp’s review of the summary of significant accounting policies disclosed in AIPC’s financial statements, the nature and amount of any adjustments to the historical financial statements of AIPC to conform its accounting policies to those of Ralcorp are not expected to be significant. Upon consummation of the Merger, further review of AIPC’s accounting policies and financial statements may result in required revisions to AIPC’s policies and classifications to conform to Ralcorp’s.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Acquisition. The unaudited pro forma condensed combined financial information also does not give effect to other acquisitions completed by Ralcorp after March 31, 2010, including J.T. Bakeries Inc., North American Baking Ltd., and Sepp’s Gourmet Foods Ltd., with total combined acquisition costs of less than $150 million, total combined annual net sales of approximately $125 million, and total combined annual net earnings of less than $10 million. These acquisitions were funded with available cash on hand at March 31, 2010, as well as borrowings under Ralcorp’s 2008 Credit Facility.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of March 31, 2010
			Pro Forma		Pro Forma
(in millions)	Ralcorp	AIPC (a)	Adjustments		Combined

Assets
Current Assets
Cash and cash equivalents	$163.1	$35.7	$(163.1	)(c)	$35.7
Marketable securities	10.0	—	—		10.0
Investment in Ralcorp Receivables Corporation	125.3	—	—		125.3
Receivables, net	148.9	49.7	—		198.6
Inventories	345.8	41.4	5.0	(d)	392.2
Deferred income taxes	8.9	11.1	—		20.0
Prepaid expenses and other current assets	16.2	8.1	.7	(e)	25.0

Total Current Assets	818.2	146.0	(157.4)		806.8
Property, Net	911.6	280.9	28.0	(f)	1,220.5
Goodwill	2,367.8	—	658.8	(b)	3,026.6
Other Intangible Assets, Net	1,155.0	78.1	282.0	(g)	1,515.1
Other Assets	28.2	2.6	5.2	(e)	36.0

Total Assets	$5,280.8	$507.6	$816.6		$6,605.0

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts and notes payable	$200.5	$18.7	$22.8	(h)	$242.0
Other current liabilities	179.6	67.0	(45.0	)(c)	201.6

Total Current Liabilities	380.1	85.7	(22.2)		443.6
Long-term Debt	1,521.7	—	1,105.2	(c)	2,626.9
Deferred Income Taxes	445.9	55.6	113.4	(i)	614.9
Other Liabilities	199.7	3.4	—		203.1

Total Liabilities	2,547.4	144.7	1,196.4		3,888.5

Shareholders’ Equity
Common stock	.6	—	—	(j)	.6
Additional paid-in capital	1,936.4	292.8	(292.8	)(j)	1,936.4
Common stock in treasury, at cost	(350.3)	(54.5)	54.5	(j)	(350.3)
Retained earnings	1,173.2	111.7	(128.6	)(j)	1,156.3
Accumulated other comprehensive income	(26.5)	12.9	(12.9	)(j)	(26.5)

Total Shareholders’ Equity	2,733.4	362.9	(379.8)		2,716.5

Total Liabilities and Shareholders’ Equity	$5,280.8	$507.6	$816.6		$6,605.0

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statements of Earnings

	For the Year Ended September 30, 2009
			Pro Forma		Pro Forma
(in millions, except per share data)	Ralcorp	AIPC (a)	Adjustments		Combined

Net Sales	$3,891.9	$628.1	$—		$4,520.0
Cost of products sold	(2,834.1)	(451.5)	(7.8	)(k)	(3,293.4)

Gross Profit	1,057.8	176.6	(7.8)		1,226.6
Selling, general and administrative expenses	(609.0)	(63.2)	(18.8	)(g)	(691.0)
Interest expense, net	(99.0)	(16.5)	(44.9	)(l)	(160.4)
Gain on forward sale contracts	17.6	—	—		17.6
Gain on sale of securities	70.6	—	—		70.6
Other expense, net	(.5)	—	—		(.5)

Earnings before Income Taxes and Equity Earnings	437.5	96.9	(71.5)		462.9
Income taxes	(156.9)	(8.6)	25.7	(i)	(139.8)

Earnings before Equity Earnings	280.6	88.3	(45.8)		323.1
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes	9.8	—	—		9.8

Net Earnings	$290.4	$88.3	$(45.8)		$332.9

Earnings per Share
Basic	$5.16				$5.92
Diluted	$5.09				$5.84
Weighted Average Shares Outstanding
Basic	56.2				56.2
Diluted	57.0				57.0

	For the Six Months Ended March 31, 2010
			Pro Forma		Pro Forma
(in millions, except per share data)	Ralcorp	AIPC (a)	Adjustments		Combined

Net Sales	$1,956.9	$294.9	$—		$2,251.8
Cost of products sold	(1,417.7)	(191.6)	(1.4	)(k)	(1,610.7)

Gross Profit	539.2	103.3	(1.4)		641.1
Selling, general and administrative expenses	(288.1)	(32.4)	(9.4	)(g)	(329.9)
Interest expense, net	(50.4)	(3.1)	(22.5	)(l)	(76.0)
Goodwill impairment loss	(20.5)	—	—		(20.5)
Other income (expense), net	(.8)	.3	—		(.5)

Earnings before Income Taxes	179.4	68.1	(33.3)		214.2
Income taxes	(65.5)	(24.2)	12.0	(i)	(77.7)

Net Earnings	$113.9	$43.9	$(21.3)		$136.5

Earnings per Share
Basic	$2.06				$2.47
Diluted	$2.03				$2.44
Weighted Average Shares Outstanding
Basic	55.2				55.2
Diluted	56.0				56.0

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(dollars in millions, except per share data)

(a)	Certain reclassifications have been made to the historical presentation of AIPC to conform to the presentation used in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of earnings. AIPC’s fiscal calendar is slightly different from Ralcorp’s, so AIPC’s financial information as of and for the six months ended April 2, 2010 has been used to correspond with Ralcorp’s financial information as of and for the six months ended March 31, 2010 and AIPC’s financial information for the year ended October 2, 2009 has been used to correspond with Ralcorp’s financial information as of and for the year ended September 30, 2009.

(b)	The preliminary total cost of the AIPC acquisition has been calculated as follows:

AIPC common stock and stock awards outstanding at April 2, 2010:

Common stock		21,749,030
Stock options		303,232
Stock appreciation rights		1,358,516
Nonvested share liability awards		20,095
Nonvested share equity awards		232,240

		23,663,113
Offer price per share	x	$53.00

		$1,254.1
Less: Exercise price of stock options and stock appreciation rights		(30.8)

Total consideration		$1,223.3

The table below represents a preliminary allocation of the total cost of the acquisition to AIPC’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair value as of the date of the business combination:

Historical net book value of AIPC (j)	$362.9
Preliminary valuation adjustment to inventories (d)	5.0
Preliminary valuation adjustment to property (f)	28.0
Preliminary valuation adjustment to identifiable intangible assets (g)	282.0
Deferred tax impact of preliminary valuation adjustments (i)	(113.4)
Residual goodwill created from the business combination	658.8

Total acquisition cost allocated	$1,223.3

This allocation is dependent upon certain valuations and other analyses which cannot be completed prior to the completion of the transaction and are required to make a definitive allocation. Any changes to the initial estimates of the fair value of the identifiable assets and liabilities of AIPC, including any deferred tax impacts, will result in an offsetting change in residual goodwill.

(c)	For the purposes of preparing the unaudited pro forma condensed combined financial information, it has been assumed that Ralcorp will utilize all of its available cash to fund a portion of the Acquisition. For the remainder, including the repayment of $45.0 of current maturities of long-term debt in AIPC’s “Other current liabilities” as of April 2, 2010, it has been assumed that Ralcorp will incur additional long-term indebtedness totaling approximately $1,105.2. The terms of the specific debt issuances are expected to include $200.0 of 30-year notes and $250.0 of 10-year notes, and $500.0 of loans under the 2010 Credit Facility, with the remainder funded by borrowings under our 2008 Credit Facility or our $75.0 accounts receivable securitization program.

(d)	AIPC’s historical inventory values have been adjusted to estimated fair value as discussed in note (b) above.

(e)	Debt issuance costs related to the notes and bank loan discussed in note (c) above are estimated to total approximately $5.9, which will be capitalized and amortized over the respective financing terms. On the unaudited pro forma condensed combined balance sheet, the amount of debt issuance costs to be amortized within one year (based on an estimated weighted average amortization period of approximately 12 years) has been reflected as an increase in prepaid expenses and other current assets, while the remainder has been reflected as an increase in other assets.

(f)	For purposes of the preliminary allocation discussed in note (b) above, Ralcorp estimated a fair value adjustment for AIPC’s property based on a preliminary assessment of the assets and valuation studies from other recent Ralcorp acquisitions.

(g)	For purposes of the preliminary allocation discussed in note (b) above, Ralcorp estimated the fair value of AIPC’s identifiable intangible assets at $360.1, including approximately $78.1 of brand intangibles recorded in AIPC’s historical financial statements and approximately $282.0 of customer relationships and other intangibles recorded as a pro forma adjustment. For the purposes of determining additional amortization to be recorded in selling, general and administrative expenses in the unaudited pro forma condensed combined statements of earnings, the incremental amount of intangible assets has been assumed to have a weighted average remaining useful life of approximately 15 years.

(h)	The estimated total acquisition-related costs to be incurred have been reflected as an increase in accounts payable in the unaudited pro forma condensed combined balance sheet. These costs include the debt issuance costs capitalized as discussed in note (e) above, along with acquisition-related costs which are expensed as incurred (see note (j) below), including investment banking fees, legal fees, filing fees and other costs directly related to the business combination.

(i)	Income tax impacts as a result of purchase accounting and other pro forma adjustments have been estimated at Ralcorp’s incremental effective income tax rate for the periods presented (approximately 36%), which reflects Ralcorp’s best estimate of its statutory income tax rates for all tax jurisdictions.

(j)	AIPC’s historical equity accounts (the total of which is equal to its book value) will be eliminated upon completion of the Merger. In addition, retained earnings has been reduced to reflect certain acquisition-related expenses as described in note (h) above.

(k)	For purposes of determining additional depreciation expense to be recorded in cost of products sold in the unaudited pro forma condensed combined statements of earnings, the fair value adjustment to property has been assumed to have an estimated weighted average remaining useful life of 10 years. In addition to the incremental depreciation expense, cost of products sold in the unaudited pro forma condensed combined statement of earnings for the year ended September 30, 2009 includes the impact of the inventory valuation adjustment described in note (d) above.

(l)	As discussed in note (c) above, it is assumed that Ralcorp will incur additional long-term indebtedness totaling approximately $1,105.2. For the purposes of preparing the unaudited pro forma condensed combined statements of earnings, an estimated weighted average interest rate of 4.0% has been assumed. An increase in the assumed interest rate of 250 basis points would increase annual interest expense by an additional $2.8, which is $1.8 after-tax, or $0.03 per share. In addition to incremental interest expense based on the assumed interest rate, the pro forma adjustment to interest expense includes the amortization of the debt issuance costs described in note (e) above.

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